Exhibit 12.1

Omnicom Group Inc.
Ratio of Earnings to Fixed Charges
1998-2003
($000s)

                                              Six Months
                                            Ended June 30,                             Years Ended December 31,
                                           2003        2002          2002           2001         2000         1999       1998
                                          -------------------      -------------------------------------------------------------
Earnings as defined:
Profit before tax as reported             $538,779   $542,084      $1,073,623    $  895,385   $  911,617    $673,708    $521,797
Add: Dividends from affiliates               6,275      9,188          17,185        28,378       39,222      10,485      19,353
     Interest Expense                       27,385     24,510          45,509        90,918      116,681      84,908      74,482
     Interest factor (re: rentals)(A)       82,355     80,181         154,476       150,914      131,594     113,861     103,829
                                          --------   --------      ----------    ----------   ----------    --------    --------
Total earnings                            $654,794   $655,963      $1,290,793    $1,165,595   $1,199,114    $882,962    $719,461
                                          ========   ========      ==========    ==========   ==========    ========    ========

Fixed charges as defined:
Interest expense                          $ 27,385   $ 24,510      $   45,509    $   90,918   $  116,681    $ 84,908    $ 74,482
Interest factor (re: rentals)(A)            82,355     80,181         154,476       150,914      131,594     113,861     103,829
                                          --------   --------      ----------    ----------   ----------    --------    --------
Total fixed charges                       $109,740   $104,691      $  199,984    $  241,832   $  248,275    $198,768    $178,311
                                          ========   ========      ==========    ==========   ==========    ========    ========
Ratio of earnings to fixed charges            5.97       6.27            6.45          4.82         4.83        4.44        4.03
                                          ========   ========      ==========    ==========   ==========    ========    ========

(A) The interest factor related to rentals reflects the appropriate portion of rental expense representative of an interest factor.